Exhibit 21.1

MMEX Mining Corporation
List of Subsidiaries

		Form of	State of
Name of Entity	%	Entity	Incorporation	Relationship

MCC Merger, Inc.	100%	Corporation	Delaware	Holding Sub
Maple Carpenter Creek Holdings, Inc.	100%	Corporation	Delaware	Subsidiary
Maple Carpenter Creek, LLC	80%	LLC	Nevada	Subsidiary
Carpenter Creek, LLC	95%	LLC	Delaware	Subsidiary
Armadillo Holdings Group Corp.	100%	Corporation	British Virgin Isl.	Subsidiary
Armadillo Mining Corp.	98.6%	Corporation	British Virgin Isl.	Subsidiary